April 12, 2021

Joanne Donovan, M.D., Ph.D.

Re: Employment Offer

Dear Dr. Donovan,

This will confirm the terms under which Edgewise Therapeutics, Inc. (the “Company”) has made you an offer of employment:

1.Position. You will serve as Chief Medical Officer and shall perform such duties as are ordinary, customary and necessary in such role. You will report to the Chief Executive Officer of the Company. Your start date with the Company shall be April 26, 2021 (the “Start Date”). The Start Date may be later if agreed to by both you and the Company. You shall devote your full business time, skill and attention to the performance of your duties on behalf of the Company. You will devote your efforts to the interests of the Company as set forth in the preceding sentence and will not engage in other employment or in any activities detrimental to the interests of the Company without the prior written consent of the Company.

You will be permitted to perform your duties remotely from Boston, MA, subject to customary travel as reasonably required by the Company and necessary to perform your job duties, including to the Company’s corporate offices located in Boulder, Colorado. We ask that you keep us informed of the location from which you are performing services in order to ensure compliance with applicable rules, policies, and regulations. Subject to any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to be present at our Boulder offices, you can of course choose to perform your duties from there.

You are being offered employment at the Company based on your general personal skills and experience, and not due to your knowledge of any confidential, proprietary or trade secret information of a prior or current employer, or any goodwill or business relations you may have developed in connection with such employment. Should you accept this offer, we do not want you to make use of or disclose any such information from a prior or current employer or to retain or disclose any materials from a prior or current employer.

2.Proof of Right to Work; Assignment Agreement. On your first day of work you will be required to prove your eligibility for employment under the Immigration and Reform Control Act of 1986, as well as to sign and comply with the Company’s standard invention assignment and proprietary information agreement (“Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

3.Compensation and Benefits.

a)Salary. The Company agrees to pay you an annual salary of four hundred fifty thousand dollars ($450,000), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your salary will be subject to review and adjustment from time to time by our Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

b)Bonus. You will be eligible for a discretionary performance bonus up to 40% of your annual salary earned during the fiscal year, based on achieving performance objectives established by the Board or the Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Unless determined otherwise by the Board or Committee, as applicable, (i) any such bonus will be subject to your continued employment through and until the date of payment and (ii) any bonus for the fiscal year in which you commence employment with the Company will be prorated based on the period during such fiscal year that you are employed with the Company. Any such bonus amounts paid will be subject to any applicable withholdings. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

c)Stock Options. Subject to approval of the Committee, you will receive an option (the “Option”) to purchase 160,000 shares of the Company’s common stock pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) and the form of option agreement approved by the Board for use under the Plan (collectively, the “Option Documents”). The per share exercise price of the Option will equal the per share fair market value of the common stock on the date of grant, as determined under the Option Documents. So long as you continue in service with the Company, the Option will vest and become exercisable with respect to 25% of the shares on the one-year anniversary of your Start Date, and with respect to the balance of the shares underlying the Initial Option, in thirty-six (36) equal monthly installments upon your completion of each additional month of service thereafter.

d)Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements.

e)Electronic Devices and Expenses. The Company will (1) provide you with, or reimburse you for expenses incurred by you in connection with the use of, electronic devices (such as a computer or cell phone), and (2) reimburse you for reasonable travel or other expenses incurred by you, in each case in the furtherance of or in connection with the performance of your employment duties, pursuant and subject to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

4.Severance. Subject to the approval of the Committee, you will be eligible to participate in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) at the CMO level, based on your position within the Company. The Severance Plan and your Participation Agreement are attached to this letter as Exhibit A.

5.At-Will Employment. You will be an at will employee of the Company, which means that the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in the at-will employment status may only occur by way of a written employment agreement signed by you and an authorized member of the Board.

6.Expiration. This offer shall expire on April 15, 2021 and is contingent on your signing the Company’s Confidentiality Agreement in the form attached to this letter as Exhibit B and satisfactory completion of a pre-employment education verification and criminal background check.

7.Protected Activity Not Prohibited. The Company and you acknowledge and agree that nothing herein limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing herein is intended to limit your rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit C.

8.Miscellaneous. This letter, together with the Confidentiality Agreement, the

Option Documents, and the Severance Plan and Participation Agreement thereunder, , constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This letter will be governed by the laws of the State of Colorado but without regard to the conflict of law provision. This letter may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

Please indicate your acceptance to the foregoing terms by signing this letter where indicated below and returning it to me.

Signature page follows

Best regards,

Edgewise Therapeutics, Inc.

/s/ Kevin Koch
Kevin Koch, Ph.D.
Chief Executive Officer
Date: April 14, 2021

AGREED TO AND ACCEPTED BY:

/s/ Joanne Donovan
Joanne Donovan, M.D., Ph.D.
Date: April 14, 2021

Exhibit A

Executive Change in Control and Severance Plan and Participation Agreement

Exhibit B

Confidentiality Agreement

Exhibit C

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”